Exhibit 10.57

EMPLOYMENT TRANSITION AND CONSULTING AGREEMENT

This Employment Transition and Consulting Agreement (hereafter “Agreement”) is entered into among Michael Bereziuk (the “Executive”), Tessera Technologies, Inc., a Delaware corporation, and Tessera, Inc., a Delaware corporation (together, the “Company”), effective as of November 11, 2010 (the “Effective Date”).

WHEREAS, Executive is Executive Vice President, Imaging and Optics of the Company;

WHEREAS, Executive has indicated his desire to retire from the Company;

WHEREAS, the Company desires to retain Executive to provide certain continuing employment and consulting services to the Company and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

WHEREAS, the Company and Executive now wish to document the termination of their employment relationship, Executive’s future consulting relationship with the Company and to fully and finally to resolve all matters between them.

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Executive and the Company hereby agree as follows:

1. Term of Employment/Consulting Services.

(a) Employment Period. During the period (the “Employment Period”) (i) commencing on the Effective Date and (ii) ending on February 28, 2011 (the “Employment Termination Date”), Executive will continue to be employed by the Company. The Parties acknowledge that the termination of the Employment Period will constitute Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(b) Consulting Period. During the period (i) commencing on the Employment Termination Date and (ii) ending on December 31, 2011, Executive shall immediately begin to provide consulting services to the Company (the “Consulting Period”). Executive’s consulting services pursuant to this Section 1(b) shall automatically terminate on December 31, 2011, unless terminated earlier pursuant to this Agreement. Executive may terminate the Consulting Period (and his obligation to provide consulting services), with or without cause, upon delivery of written notice to the Company. The Consulting Period may be extended upon mutual agreement of Executive and the Chief Executive Officer of the Company.

2. Duties and Services.

(a) Duties During Employment Period. During the Employment Period, Executive shall report directly to the Chief Executive Officer of the Company and shall devote substantially all of his business time and effort to such duties as may be assigned to Executive from time to time by the Chief Executive Officer. Executive shall cease serving as the Company’s Executive Vice President, Imaging and Optics, as of the Effective Date.

(b) Scope of Services During Consulting Period.

(i) During the Consulting Period, Executive shall devote such percentage of his business time and effort to the performance of his services hereunder as shall be requested or directed from time to time by the Chief Executive Officer of the Company and shall provide such additional information, advice and assistance concerning matters that are within the scope of Executive’s knowledge and expertise. Executive’s advice shall be of an advisory nature and the Company shall not have any obligation to follow such advice. Executive agrees to perform the consulting services and any other obligations or activities hereunder in accordance with (x) the terms of this Agreement, (y) all applicable laws, and (z) all Company policies and procedures provided to Executive in connection with Executive’s performance under this Agreement.

(ii) Executive generally shall be available to provide services under this Agreement during normal business hours (“normal business hours” being 9:00 a.m. to 5:00 p.m. Pacific Time on any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in California are authorized or required by law or other governmental action to close). Executive shall make himself available to, and shall, perform his consulting services reasonably following the request by Company but at such particular times and places and using such methods as Executive determines. Executive shall fulfill his responsibilities under this Agreement by providing such services by telephone and e-mail, as Executive may reasonably determine. The Company shall reasonably accommodate Executive’s schedule when requesting Executive’s assistance pursuant to this Section 2(b).

(iii) In order to avoid any actual or perceived conflict of interest during the Consulting Period, Executive agrees that he will not, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be involved as an officer, director, employee, consultant, independent contractor, limited or general partner, member, shareholder, joint venturer, advisor, or otherwise of, any profit or nonprofit business or organization which, directly or indirectly, offers wireless communication services, or that offers services or advice to any such business or organization.

3. Compensation.

(a) Compensation During the Employment Period. During the Employment Period, Executive shall be entitled to the following compensation and benefits from the Company:

(i) The Company shall continue to pay to Executive his base salary as was in effect immediately prior to the Effective Date, payable in accordance with the Company’s standard payroll practices.

(ii) Executive shall be eligible to be considered to receive a cash bonus award in recognition of the Company’s financial and operational performance in 2010 and Executive’s individual contributions to the Company during such period, which amount shall be awarded by the Compensation Committee of the Company’s Board of Directors in its sole and absolute discretion. Such bonus shall be paid at the same time as 2010 annual bonuses are generally paid to the Company’s executives.

(iii) Executive shall be eligible to continue to participate in the Company’s employee benefit plans or programs (including, but not limited to, group medical, dental, and vision benefits, life and disability insurance benefits, long term care insurance, and other programs) maintained or established by the Company to the same extent as other executive officers of the Company, subject to the generally applicable terms and conditions of the plan or program in question.

(b) Compensation During Consulting Period. During the Consulting Period, Executive shall be entitled to the following compensation and benefits from the Company:

(i) The Company shall pay to Executive a monthly consulting fee of $1,000, payable monthly in arrears.

(ii) During the Consulting Period, Executive’s unvested stock options shall continue to vest in accordance with the terms of the stock option agreements and the equity plans pursuant to which such stock awards were issued. Following the termination of the Consulting Period, Executive’s stock options shall be exercisable in accordance with the terms of the stock option agreements and the equity plans pursuant to which such stock options were issued. There shall be no break in service to the Company as a result of Executive’s conversion from an employee to an independent contractor for purposes of Executive’s stock options.

(iii) Executive acknowledges that, following the Employment Termination Date, Executive shall not be eligible to participate in any plan or program which, as a condition of eligibility for such plan or program, requires Executive to be an employee of the Company.

(c) Expenses. During the Employment Period and the Consulting Period, the Company shall reimburse Executive for reasonable and properly documented business expenses incurred in connection with the performance of his services hereunder, subject to (i) such policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures

4. Termination and Severance. Executive shall be entitled to receive benefits upon the termination of the Employment Period as set forth in this Section 4:

(a) Exclusive Termination Benefits. If Executive’s employment or service under this Agreement terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

(b) Payments Upon Termination of Employment Period. Upon the termination of the Employment Period for any reason other than Executive’s resignation, including as a result of Executive’s death, Executive (or in the event of Executive’s death, Executive’s estate or designated beneficiary) shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(i) On the Employment Termination Date, the Company shall pay Executive all accrued wages through such date, including accrued, unused vacation and any other benefits owed to Executive. Executive shall submit all business expenses incurred by him during the Employment Period no later than the Employment Termination Date, in accordance with the Company’s travel and expense policies. The Company shall promptly reimburse Executive for all reasonable and properly documented business expenses that are submitted by him in accordance with Section 3(c) and this Section 4(b). Subject to the terms of this Agreement, Executive acknowledges and agrees that with his final check, and the expense reimbursements described above, Executive will have received all monies, bonuses, commissions, expense reimbursement, vacation pay, or other compensation he earned or was due during his employment by the Company.

(ii) Within seven (7) days of the Release Effective Date (as defined below), the Company shall pay to Executive a severance payment of $247,500, less all applicable taxes and other authorized withholding.

(iii) The Company shall pay the employer contribution for medical, dental and vision coverage for Executive and covered dependents (if COBRA coverage is elected) for nine (9) calendar months after the Employment Termination Date. Executive will then be responsible for paying the full cost of continuation coverage under COBRA for Executive and eligible dependents should Executive elect to continue coverage after such period. This coverage will cease on the date Executive becomes employed by another employer offering substantial similar medical benefit coverage, and Executive will promptly notify the Company in writing of the occurrence of such an event.

(iv) The vesting of each of Executive’s outstanding restricted stock and restricted stock unit awards (other than restricted stock and restricted stock unit awards the vesting of which is solely performance-based) shall be accelerated as to the number of shares subject to such awards that would vest over the nine (9) month period following the Employment Termination Date had Executive remained continuously employed by the Company during such period, with such acceleration to be effective as of the Employment Termination Date. Following the Employment Termination Date, all of Executive’s restricted stock and restricted stock unit awards shall cease to vest and all unvested shares of restricted stock and unvested restricted stock unit awards shall automatically, and without further action by either the Company or Executive, be forfeited or repurchased by the Company pursuant to the terms of the award agreements and the equity plans pursuant to which such stock awards were issued. Any unvested shares that are currently held in escrow and will be automatically cancelled and transferred to the Company. The aggregate repurchase price, if any, for these shares will be paid to Executive on the Employment Termination Date.

(c) General Release of Claims by Executive. Executive’s right to receive any of the payments or other compensation to be made to Executive pursuant to this Section 4 shall be contingent on Executive providing to the Company a full and complete general release in the form attached hereto as Exhibit A (the “Release”) dated as of the Employment Termination Date and Executive’s failure to revoke such Release within the time period provided therein. The date on which the Release becomes effective shall be considered the “Release Effective Date.”

5. Executive’s Representations and Warranties. Executive represents and warrants that:

(a) He has carefully read and fully understands all of the provisions of this Agreement;

(b) During the course of his employment, he is not aware of any injuries for which he might be entitled to compensation pursuant to California’s Workers Compensation law;

(c) He has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will he do so in the future, except as may be required to enforce the terms of this Agreement, or as are otherwise consistent with the proviso concerning non-waivable claims set forth in Release. With respect to any such non-waivable claims, however, Executive agrees to waive his right (if any) to any monetary or other recovery should any governmental agency or other third party pursue any claims on Executive’s behalf, either individually, or as part of any collective action; and

(d) As a matter of fact, that Executive’s age played no part in any of the Company’s decisions or actions affecting Executive.

6. Non-disparagement. Executive agrees that he shall not disparage or otherwise communicate negative statements or opinions about the Company, its board members, officers, executives or business. The Company agrees that neither its directors nor its officers shall disparage or otherwise communicate negative statements or opinions about Executive. Nothing in this provision shall be construed to prevent any party from giving truthful testimony pursuant to a valid subpoena or other judicial process

7. Cooperation. Executive agrees, subject to the Company and Executive agreeing to reasonable compensation and expense reimbursement terms mutually satisfactory to Executive and the Company, to cooperate fully with the Company (including its Board of Directors and any special committees of the Board of Directors) and its counsel or accountants in any financial audits or internal investigation involving securities, financial or accounting matters, and in its defense of, or other participation in, any administrative, judicial, or other proceeding, including arbitration, arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company.

8. Confidential Information; Return of Company Property.

(a) Executive hereby expressly confirms his continuing obligations to the Company pursuant to the Employment, Confidential, Information and Invention Assignment and Arbitration Agreement executed by Executive on February 27th, 2006 (the “Confidentiality Agreement”).

(b) On the Employment Termination Date, Executive shall return to the Company all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Executive or his agents or representatives, other than such items as are necessary for the provision of his services hereunder during the Consulting Period.

(c) On the Employment Termination Date, Executive shall return to the Company all equipment of the Company in his possession or control, other than such items as are necessary for the provision of his services hereunder during the Consulting Period.

(d) Upon the request of the Company, Executive shall deliver to the Company a signed statement certifying compliance with this Section 8 prior to the receipt of any post-termination benefits described in this Agreement.

9. Taxes. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments. During the Consulting Period, Executive shall be solely responsible for taxes required to be paid with respect to his performance of services and the receipt of consideration under this Agreement, including, without limitation, United States federal, state and local income taxes, payroll taxes, social security, unemployment or disability insurance, or similar items. Executive acknowledges that the payments and benefits provided in this Agreement may have tax ramifications to him. The Company has provided no tax or other advice to Executive on such matters and Executive is free to consult with an accountant, legal counsel, or other tax advisor regarding the tax consequences he may face.

10. Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles. In all cases, this Agreement shall be interpreted in accordance with its plain meaning, and not strictly for or against either party.

11. Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a) If to the Company:	Tessera, Inc 3099 Orchard Drive San Jose, CA 95134 Phone: 408-894-0700 Fax: 408-894-0108 Attn: H. Thomas Blanco, Senior Vice President and Chief Administration Officer

(b) If to Executive:	Michael Bereziuk [****]

12. Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the Parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever Executive’s obligation to provide the binding release to all entities intended to be released hereunder.

13. Understanding and Authority. The Parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

14. Integration Clause. This Agreement, together with all documents referenced herein, contains the entire agreement of the Parties with regard to the separation of Executive’s employment, and supersedes and replaces any prior agreements as to that matter, including, without limitation, that certain Severance Agreement dated April 3, 2009, between the Company and Executive. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and an executive officer of the Company.

15. Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

16. Section 409A of the Code. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to the Employee as soon as administratively practicable following such submission, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. In no event shall the Employee be entitled to any reimbursement payments after the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This Section 16 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

17. Indemnification. Notwithstanding Executive’s termination as an employee and officer of the Company or any provision of this Agreement, Executive and the Company acknowledge and agree that this Agreement shall not eliminate, limit or modify any contractual, common law or statutory duty or obligation by the Company to indemnify Executive from third party claims arising out of his employment; nor shall it eliminate, limit or modify, any rights he may have independent of this Agreement under any of the Company’s insurance policies based on his employment with the Company.

18. Benefit. All obligations under this Agreement shall be binding upon the heirs, executors, administrators, or other legal representatives or assigns of the Parties. The Company shall take all reasonable steps to ensure that any successor entity or acquirer of the Company is bound by and agrees to abide by and comply with the obligations of the Company set forth in this Agreement.

19. RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT HE UNDERSTANDS THIS RIGHT AND HAS EITHER CONSULTED WITH A LAWYER OR DETERMINED NOT TO DO SO.

The Parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

Executive	TESSERA, INC.

/s/ Michael Bereziuk	By:	/s/ H. Thomas Blanco
Michael Bereziuk	H. Thomas Blanco

	Its:	Senior Vice President and Chief Administration Officer

Date: 12/02/2010	Date: 12/02/2010

EXHIBIT A

RELEASE

This General Release of Claims (“Release”) is entered into as of this _____ day of ________, 2011, between Michael Bereziuk (“Executive”), Tessera Technologies, Inc., a Delaware corporation, and Tessera, Inc., a Delaware corporation (together, the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Employment Transition and Consulting Agreement dated as of November 11, 2010 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under Section 4 of the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. In consideration of the benefits received under the Agreement, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, executives, attorneys, agents and representatives, and employee benefit plans in which Executive is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to Employment Termination Date (as defined in the Agreement), arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive ‘s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code and similar state or local statutes, ordinances, and regulations. Notwithstanding the generality of the foregoing, Executive does not release the following claims and rights:

(a) Claims for: (i) indemnity pursuant to California law (including but not limited to Cal. Labor Code Section 2802), (ii) indemnity pursuant to written indemnification agreements which have been entered into between Executive and the Company and any of its affiliates, (iii) coverage under any of the Company’s insurance policies for third party claims based on Executive’s employment with the Company, or (iv) the or the Company’s certificate of incorporation or its by-laws;

(b) The right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination, or any claim that the waiver of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) was not knowing or voluntary; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

(c) Any claims arising from or related to the Company’s executory obligations under the Agreement; and

(d) Any other claims that cannot be released by private agreement.

2. THE EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

3. In accordance with the Older Workers Benefit Protection Act of 1990, Executive acknowledges that he is aware of the following:

(a) He has a right to consult with an attorney before accepting this offer;

(b) He has twenty-one (21) days from the date this offer is received to consider this offer;

(c) He has seven days after accepting this offer to revoke his acceptance in writing, addressed and delivered no later than the expiration of the seventh day to H. Thomas Blanco, Senior Vice President and Chief Administration Officer and his acceptance will not be effective until that revocation period has expired;

(d) He is, through this Release, releasing the Company and its officers, agents, directors, supervisors, executives, representatives, successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all claims she may have against the Company or such individuals; and

(e) He understands that rights or claims under the ADEA that may arise after the date this Agreement is signed are not waived.

4. Reaffirmation by Executive. Executive hereby reaffirms the representations and warranties contained in Section 5 of the Agreement as of the date hereof.

5. Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles. In all cases, this Release shall be interpreted in accordance with its plain meaning, and not strictly for or against either party.

6. Entire Agreement; Amendment. This Release and the Agreement contain the entire agreement of the parties with regard to the subject matter hereof and thereof, and supersede and replace any prior agreements as to that matter. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and an executive officer of the Company.

7. Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing Release as of the date first written above.

Executive	TESSERA, INC.

By:
Michael Bereziuk		H. Thomas Blanco

	Its:	Senior Vice President and Chief Administration Officer

Date:	Date: